HARTFORD LIFE GLOBAL FUNDING               FILED PURSUANT TO RULE 433

                                           REGISTRATION STATEMENT NO. 333-130089

------------------------------------------------------------------------------------------------------------------------------------
EXTENDIBLE NOTE TERMS

--------------------------------------
PAR AMOUNT:                             $175 Million
--------------------------------------
RATING:                                 Aa3/AA- (Stable/Stable)
--------------------------------------
UNDERWRITERS:                           Merrill Lynch & Co.
--------------------------------------
BASE DOCUMENTATION:                     SEC Registered
--------------------------------------
PAYING AGENT:                           Bank of New York
--------------------------------------
TRADE DATE:                             March 17, 2008
--------------------------------------
STRUCTURE:                              5NC4
--------------------------------------
SETTLEMENT DATE:                        March 20, 2008 (T+3)
--------------------------------------
INTEREST ACCRUAL COMMENCEMENT DATE:     March 20, 2008
--------------------------------------
INITIAL MATURITY DATE:                  April 1, 2009
--------------------------------------
FINAL MATURITY DATE:                    April 1, 2013
--------------------------------------
PAY/RESET DATES:                        1st of each month, beginning May 1, 2008, and subject to adjustment in accordance with the Modified Following Business Day convention.
--------------------------------------
ELECTION DATES:                         1st of each month from May 2008 to March 2012, inclusive.
--------------------------------------
ISSUER OPTIONAL CALL:                   Notes will be callable in whole on April 1, 2012 (with a 30 day advance notice)
--------------------------------------
INTEREST PAYMENT DATES:                 The 1st of each month, commencing May 1st, subject to adjustment in accordance with the Modified Following Business Day convention
--------------------------------------
PRICING BENCHMARK:                      1 Month $ LIBOR however the initial interest rate will be an interpolated rate based upon 1 -month and 2-month LIBOR plus the applicable spread determined on March 18,
                                        2008 (which is two London Business Days prior to each interest reset dates)
--------------------------------------
SPREAD:                                 The table below indicates the applicable spread for the interest reset dates occurring during each of the indicated periods.


                                                 DATE                                                        COUPON
-------------------------------------------------------------------------------------------------  ---------------------------------
From and including March 20, 2008 to but excluding May 1, 2008                                       Interpolated Rate (as
                                                                                                     described above) + 35 bps
11 Months:  From and including May 1, 2008 to but excluding April 1, 2009                            1 Month LIBOR + 35 bps
Year 2: From and including April 1, 2009 to but excluding April 1, 2010                              1 Month LIBOR + 37 bps
Year 3: From and including April 1, 2010 to but excluding April 1, 2011                              1 Month LIBOR + 38 bps
Year 4: From and including April 1, 2011 to but excluding April 1, 2012                              1 Month LIBOR + 39 bps
Year 5: From and including April 1, 2012 to but excluding April 1, 2013                              1 Month LIBOR + 40 bps

--------------------------------------
DAYCOUNT CONVENTION:                    Actual / 360
--------------------------------------
BUSINESS DAY CONVENTION:                Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York and London.
--------------------------------------
EXTENSION OPTION:                       Beginning on May 1st 2008 (with up to 5 business days notice) and monthly thereafter
                                        (an "Election Date"), an investor will have the right to extend the Initial Maturity
                                        Date to the date which is 366 calendar days from and including the 1st of the next month up to the Final Maturity Date (Subject to adjustment in accordance with the
                                        Preceding Business Day convention).  If no election is made, the maturity date of the Notes is the maturity date for the immediately preceding Election Date.
--------------------------------------
MONTHLY NOTICE PERIODS:                 From the 5th business day prior to each Election Date, until noon on the Election
                                        Date.  If the Election Date is not a business day, the Notice Period will be extended until noon on the first business day following the Election Date.
--------------------------------------
SETTLEMENT & FORM OF NOTE:              Book-entry DTC
--------------------------------------
AUTHORIZED DENOMINATIONS:               $1,000 and integral multiples of $1,000 in excess thereof.
--------------------------------------
ISSUE PRICE:                            100.00%
--------------------------------------
FEES:                                   0.10% upfront
--------------------------------------
CUSIP NUMBER:                           41659EHD2

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at WWW.SEC.GOV. Alternatively, you may obtain a copy of the prospectus by calling Merrill Lynch & Co at 1-866-500-5408.